UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2013

DEER VALLEY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Florida	000-05388	20-5256635
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3030 N Rocky Point Drive W, Suite 150, Tampa, FL
(Address of principal executive offices) (Zip code)

(813) 418-5250

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Unless otherwise indicated or the context otherwise requires, all references below in this Current Report on Form 8-K to “we,” “us,” “Deer Valley” and the “Company” are to Deer Valley Corporation, a Florida corporation, together with its wholly-owned subsidiaries, Deer Valley Homebuilders, Inc., an Alabama corporation, and Deer Valley Finance, Corp., a Florida corporation. Specific discussions or comments relating to Deer Valley Corporation will reference “DVC,” those relating to Deer Valley Homebuilders, Inc. will be referred to as “DVHB”, and those relating to Deer Valley Finance Corp. will be referred to as “DVFC.”

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective September 17, 2013, Shad Stastney resigned as a director of Deer Valley Corporation. The resignation did not arise from a disagreement with Deer Valley Corporation on any matter relating to the operations, policies or practices of Deer Valley Corporation.

Item 8.01. Other Events

On September 11, 2013, Deer Valley extended its existing revolving line of credit with Fifth Third Bank, which provides for a maximum revolving principal limit of Three Million and No/100 Dollars ($3,000,000.00) (the “$3,000,000 Revolving Line”). The $3,000,000 Revolving Line is for short term financing for the sale of retail units, the acquisition of complementary businesses, and short-term working capital needs. The $3,000,000 Revolving Line matures on June 30, 2015 and has a variable interest rate of 2.50% above LIBOR.

On September 11, 2013, Deer Valley extended its existing revolving line of credit with Fifth Third Bank, which provides for a maximum revolving principal limit of Five Million and No/100 Dollars ($5,000,000.00) (the “$5,000,000 Revolving Line”). The $5,000,000 Revolving Line is to provide on a revolving credit basis display model financing for dealers. The $5,000,000 Revolving Line matures on June 30, 2015 and has a variable interest rate of 4.00% above LIBOR.

Item 9.01. Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K: None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEER VALLEY CORPORATION

By:	/s/ Charles G. Masters
Name:	Charles G. Masters
Title:	President, Chief Executive Officer
Dated:	September 18, 2013